Exhibit 4.3

                      AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated and effective as of October 20, 1997, to the Rights Agreement, dated as of February 27, 1996 (the "Rights Agreement"), between First Commerce Corporation, a Louisiana corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

                      W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent desire to amend and modify the Rights Agreement in certain respects.

     NOW THEREFORE, the parties hereby agree as follows:

     1. The Rights Agreement is hereby amended by adding the following new Section 34 at the end:

         Section 34. Banc One Transaction. Notwithstanding anything in this Agreement to the contrary, neither (a) the approval, execution, delivery, amendment or consummation of any of the transactions contemplated by the Agreement and Plan of Merger dated October 20, 1997, and the Option Agreement dated October 20, 1997, among Banc One Corporation ("Banc One") and the Company, shall cause (i) Banc One or its Subsidiaries, Affiliates or Associates to become an Acquiring Person, (ii) a Shares Acquisition Date to occur, or (iii) a Distribution Date to occur. Any Distribution Date that might or could otherwise occur under this Agreement shall be indefinitely deferred until such time as the Board of Directors may otherwise determine.

     2. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana.

     3. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     4. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be executed by their respective proper and duly authorized officers, as of the date first above written.


FIRST COMMERCE CORPORATION


By: /s/  Officer
    ------------

FIRST CHICAGO TRUST COMPANY
    OF NEW YORK


By:  /s/ Officer
    ------------